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                                  EXHIBIT 99
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                      Press Release Dated August 18, 1997
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Date:          August 18, 1997

Contact:       Investor Relations Department
               (402) 390-6553


FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (August 18, 1997) - Commercial Federal Corporation today announced that it has entered into a definitive agreement to acquire Liberty Financial Corporation (Liberty), an Iowa-based, privately held, commercial bank and thrift holding company, headquartered in West Des Moines, Iowa. Liberty operates seven bank subsidiaries and one thrift subsidiary with 36 branch locations in Iowa and six branch locations in the Tucson, Arizona metropolitan area. Following the acquisition, the parties intend that the Liberty banks will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

     Under the terms of the agreement, Commercial Federal will acquire through a tax-free reorganization all 8,748,500 of the outstanding shares of Liberty's common stock. Liberty shareholders are to receive .306 shares of Commercial Federal's common stock for each outstanding share of Liberty common stock.
Based on Commercial Federal's closing stock price on August 15, 1997, the transaction has an aggregate value of approximately $108.6 million, or $12.41 per share.

     In addition to the traditional banking services provided by Liberty, a wide array of non-bank financial services such as commercial leasing, consumer loans, insurance and investment sales, mortgage products and home equity loans are offered. Liberty has assets of approximately $620.5 million, deposits of
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approximately $533.2 million and stockholders' equity of approximately $41.1 million.

     "This acquisition expands our Iowa presence and moves us into an exciting Arizona market. Additionally, this merger launches Commercial Federal's movement into community banking. We are very excited about the opportunity this acquisition gives us to extend these community banking services to our existing market areas. The transaction will benefit the customers and shareholders of both institutions," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal.

     This acquisition, which will be accounted for as a pooling of interests, is subject to regulatory approvals and other conditions and is expected to close during the first calendar quarter of 1998.

     Since October 1993, Commercial Federal will have acquired 100 offices and approximately $2.420 billion in deposits through nine separate acquisitions (including Liberty) in Nebraska, Oklahoma, Kansas, Iowa and Arizona.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, which currently operates 107 branches in Nebraska (34), Colorado (20), Oklahoma (19), Kansas (27) and Iowa (7). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.

     As of June 30, 1997, Commercial Federal had assets of approximately $7.1 billion and deposits of approximately $4.4 billion. Commercial Federal Corporation common shares are traded on the New York Stock Exchange under the symbol "CFB."